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                                                                     EXHIBIT 2.6

                  NETAMERICA, INC. and A1 INTERNET SERVICES, INC.
                           PURCHASE AND SALE AGREEMENT

This Sale of Assets Agreement is entered into this day by and between NETAMERICA, INC., a Washington Corporation, (Seller"), William Fritts, and A1 INTERNET SERVICES, INC., a Delaware corporation, ("Purchaser"), and Bruce Bertman (Bertman).

Seller operates a business primarily engaged in providing Internet Service to subscribers. Seller's principal place of business is Suite 2950 -- 900 Fourth Avenue, Seattle, Washington. Seller owns equipment, contract rights and miscellaneous assets used in connection with the operation of its business.

Purchaser desires to acquire the above listed assets used or useful, or intended to be used, in the operation of Seller's business, and Seller desires to sell such assets to Purchaser.

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

 Section 1. Assets Purchased; Liabilities Assumed.

       1.1 Assets Purchased. Sellers agree to sell to Purchaser and Purchaser agrees to purchase from Seller, on the terms and conditions set forth in this Agreement, the assets set forth in Exhibit A (Contract listings and Domain
Name).

       1.2 Liabilities Assumed. Purchaser shall not be responsible for any liabilities of NetAmerica, Inc., other than those specifically accepted by this agreement.

       1.3 Excluded Assets. Excluded from this sale and purchase contract are Seller's accounts receivable, cash, notes receivable, prepaid accounts, and any other assets of the business not specified in Section 1.1. and related Exhibits.

 Section 2. Purchase Price for Assets other than Inventories.

The consideration for the purchase of Assets shall be $150,000.00, plus 190,000 shares of the Rule 144 Restricted common stock of A1 Internet.com, Inc.

 Section 3. Payment of Purchase Price.

The price for the Assets shall be paid as follows:

3.1 Purchaser has previously paid $150,000.00, receipt of which is hereby acknowledged.
3.2 The payment of $150,000.00 was originally in the form of a loan from purchaser

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to seller, evidenced by a promissory note and security agreement, a copy of each is set out in Exhibit C. Upon closing purchaser shall cancel the promissory note and security agreement, and seller will acknowledge that purchaser's obligations pursuant to such note have been satisfied.

       3.3 The balance of the purchase price of 190,000 shares shall be issued to the seller on closing in the name of NETAMERICA, INC. with certificates in a 50,000 share denomination, 100,000 share denomination, a 10,000 denomination and a 30,000 denomination. Upon closing purchaser shall deliver 160,000 of the shares specified herein to seller by overnight messenger. The remaining 30,000 shares shall upon closing be delivered to Kogan & Taubman LLC and pledged to A1 Internet Services, Inc. pursuant to that certain Stock Pledge Agreement, a copy of which is set forth in Exhibit D and held as additional security against NetAmerica Inc.'s failure to pay its outstanding tax liability. Such additional security shall not in any way limit or restrict any further indemnity provided by NetAmerica, Inc. or William Fritts herein. Such additional 30,000 shares shall be released to seller upon evidence of payment of the IRS obligation securing the lien. Purchaser will pay, before delinquency, all sales/use tax on this sale within 30 days from closing.

       3.4 As additional consideration for this agreement, Bruce Bertman has tendered to NetAmerica, Inc., 85,000 shares A1 Internet.Com, Inc., the receipt of which are hereby acknowledged. It is specifically agreed that the proceeds from the sale of approximately 55,000 shares such stock shall be used to satisfy seller's outstanding Federal Tax lien of approximately $120,000.00.

Section 4. Sellers' Representations and Warranties.

Sellers' represent and warrant to Purchaser as follows:

       4.1 Title to Assets. Except as described in Exhibit A of this Agreement, Seller holds good and marketable title to the Assets. Other, than a Federal Tax lien attaching to the extent of $120,000.00 the assets are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of liens, charges, or encumbrances.

       4.2 Litigation. Seller has no knowledge of any claim, litigation, proceeding, or investigation pending or threatened against Seller that might result in any material adverse change in the business or condition of Assets being conveyed under this Agreement and not otherwise disclosed herein.

4.3 Authorization. The execution, delivery, and performance of this Agreement have been duly authorized and approved by the board of directors and shareholders of Seller, and this Agreement constitutes a valid and binding Agreement of Seller in accordance with its terms.

Section 5. Purchaser's Representations and Warranties.

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       5.1 Conditions and Best Efforts. Purchaser will use its best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of Purchaser's obligations under this Agreement, and shall do all acts and things as may be required to carry out Purchaser's obligations and to consummate this Agreement.

       5.2 Confidential Information. If the sale is not closed, Purchaser will not disclose to third parties any confidential information received from Sellers' in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement.

       5.3 Authorization. Purchaser represents and warrants that it is fully authorized to enter into this transaction and to issue the number and kind of shares contemplated by this agreement.

Section 6.   Conditions Precedent to Purchaser's Obligations.

Prior to consummating this agreement, Purchaser shall have obtained any necessary consent to the assignment of the VISP agreements contemplated as set out in Exhibit A.

Section 7.   Conditions Precedent to Obligations of Sellers.

Seller's obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment, prior to or at the Closing Date of all representations and warranties made in this Agreement by Purchaser which shall be true as of the Closing Date as fully as though such representations and warranties had been made on and as of the Closing Date, and Purchaser shall not have violated or shall not have failed to perform in accordance with any covenant contained in this Agreement.

Section 8.   Purchaser's Acceptance.

       8.1 Purchaser represents and acknowledges that it enters into this Agreement on the basis of its own examination, personal knowledge, and opinion of the value of assets transferred.

       8.2 Purchaser has not relied on any representations made by Seller other than those specified in this Agreement. Purchaser further acknowledges that Seller has not made any agreement or promise to repair or improve any equipment, or other personal property being sold to Purchaser under this Agreement, and that Purchaser takes all such property in the condition existing on the date of this Agreement, except as otherwise provided in this Agreement.

Section 9.   Risk of Loss.

The risk of loss, damage, or destruction to any of the equipment, inventory, or other personal

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property to be conveyed to Purchaser under this Agreement shall be borne by
Purchaser upon delivery or Closing, whichever is earlier. In the event of such loss, damage, or destruction, Seller, to the extent reasonable, shall replace the lost property or repair or cause to repair the damaged property to its condition prior to the damage. If replacement, repairs, or restorations are not completed prior to Closing, then the purchase price shall be adjusted by an amount agreed upon by Purchaser and Seller that will be required to complete the replacement, repair, or restoration following Closing.

Section 10.  Indemnification and Survival.

       10.1 Survival of Representations and Warranties. All representations and warranties made in this Agreement shall survive the Closing of this Agreement, except that any party to whom a representation or warranty has been made in this Agreement shall be deemed to have waived any misrepresentation or breach of representation or warranty of which such party had knowledge prior to Closing. Any party learning of a misrepresentation or breach of warranty or representation under this Agreement shall immediately give written notice thereof to all other parties to this Agreement. The representations and warranties in this Agreement shall terminate three years from the Closing Date, and such representations or warranties shall thereafter be without force or effect, except any claim with respect to which notice has been given to the party to be charged prior to such expiration date.

       10.2 Seller NetAmerica, Inc. agrees to indemnify and hold Purchaser harmless from any liabilities not accepted by Purchaser herein.

       10.3 William Fritts, Seller's CEO, and Seller agree to indemnify and hold Purchaser harmless specifically from any obligations owed by NetAmerica, Inc. to the Internal Revenue Service and not specifically accepted by Purchaser herein; which liabilities may have attached by lien to the subject matter of this sale.

       10.4 Purchaser's Indemnification. Purchaser agrees to defend, indemnify, and hold harmless Sellers from and against any and all claims, liabilities, and obligations of every kind and description arising out of or related to the operation of the Purchaser's business following Closing or arising out of Purchaser's failure to perform obligations of Seller assumed by Purchaser pursuant to this Agreement.

Section 11.  Bulk Transfers.

Purchaser and Seller acknowledge that the Bulk Transfer law of the State of Washington RCW 62. Et seq. has been repealed and that neither party intends to comply with the former law.

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Section 12.  Miscellaneous Provisions.

       12.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by its three parties.

       12.2 Notices. All notices, requests, demands, and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by hand or two days after being mailed postage prepaid to the address below, or such other as Purchaser or Sellers may designate in writing:

       Purchaser:                  Bruce Bertman
                                   Al Internet Services Inc.
                                   15825 Shady Grove Road
                                   Suite 50
                                   Rockville, Md. 20850

       With a copy to:             Louis Taubman
                                   Kogan & Taubman, L.L.C.
                                   39 Broadway, Suite 2704
                                   New York, New York 10006

       Seller or William Fritts    William Fritts
                                   NetAmerica, Inc.
                                   2950 - 900 Fourth Ave.
                                   Seattle, WA 98164

       12.3 Attorney Fees. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

       12.4 Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

       12.4 Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or legal holiday.

       12.5 Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them

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respecting the subject matter of this Agreement. Any amendments to this
Agreement must be in writing and signed by the party against whom enforcement of that amendment is sought.

       12.6 Agreement Binding. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

       12.7 Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purpose of the Agreement.

       12.8 Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart. An authentic fax signature shall be deemed valid as if an original signature for purposes of this agreement.

       12.9 Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

Dated:     8-19-99                         Dated:     8-19-99

Seller, NetAmerica, Inc.                   Purchaser, A1 Internet Services, Inc.
By:                                        By:

/s/ William Fritts                         /s/ Bruce Bertman
William Fritts, its CEO                    Bruce Bertman, its Chairman




Exhibits:
             A - List of Intangible Assets
             B - Bill of Sale/assignment
             C - Promissory Note and Security Agreement
             D-  Stock Pledge

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